Exhibit 8.1

List of Consolidated Entities of E-Commerce China Dangdang Inc.*

Name	Jurisdiction of incorporation	Relationship with the Registrant
Beijing Dangdang Information Technology Co., Ltd.	PRC	Wholly-owned subsidiary

Wuxi Dangdang Information Technology Co., Ltd.	PRC	Subsidiary 99% owned by Beijing Dangdang Information Technology Co., Ltd. and 1% owned by Peggy Yu Yu and Guoqing Li through Beijing Dangdang Kewen E-Commerce Co., Ltd.

Sichuan Dangdang Information Technology Co., Ltd.	PRC	Subsidiary wholly owned by Beijing Dangdang Information Technology Co., Ltd.

Guizhou Dangdang Information Technology Co., Ltd.	PRC	Subsidiary wholly owned by Tianjin Dangdang Information Technology Co., Ltd.

Jiangsu Dangdang Information Technology Co., Ltd.	PRC	Subsidiary wholly owned by Tianjin Dangdang Information Technology Co., Ltd.

Beijing Dangdang Kewen E-Commerce Co., Ltd.	PRC	Variable interest entity

Wuxi Dangdang Kewen E-Commerce Co., Ltd.	PRC	Variable interest entity

Tianjin Dangdang Information Technology Co., Ltd.	PRC	Subsidiary 99% owned by Beijing Dangdang Information Technology Co., Ltd. and 1% owned by Peggy Yu Yu and Guoqing Li through Beijing Dangdang Kewen E-Commerce Co., Ltd.

*	Other consolidated entities of E-Commerce China Dangdang Inc. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.